EXHIBIT 99.1

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DREYER’S ANNOUNCES 2003 RESULTS
Results Not Directly Comparable Due To Dreyer’s Nestlé Transaction

(Oakland, CA, March 12, 2004) - Dreyer’s Grand Ice Cream Holdings, Inc. (the company or Dreyer’s Holdings) (NNM: DRYR) today announced results for the fourth quarter and fiscal year ended December 27, 2003. These results reflect the June 26, 2003 combination of Dreyer’s Grand Ice Cream, Inc. (DGIC) and Nestlé Ice Cream Company, LLC (NICC), Nestlé’s U.S. frozen dessert business (the Dreyer’s Nestlé Transaction). As a result of this combination, the new entity, Dreyer’s Holdings, is the parent company of DGIC and NICC. The transaction was accounted for as a reverse acquisition under the purchase method of accounting, which deemed NICC to be the acquirer and DGIC to be the acquiree.

Investors are urged to read the Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) for more details on specific figures in the financial statements.

Results Not Directly Comparable

Due to the reverse acquisition accounting for the Dreyer’s Nestlé Transaction, the operating results of the company presented for the fourth quarter and full year 2003 period are not directly comparable with the results of either NICC or DGIC for the corresponding prior year periods.

The company changed its fiscal year from NICC’s calendar year ending on December 31 to a 52-week or 53-week year ending on the last Saturday in December. As a result, the Consolidated Statement of Operations presents the results of the company for the quarter and year ended December 27, 2003 compared to the results of NICC for the quarter and year ended December 31, 2002.

The Consolidated Statement of Operations for the year ended December 27, 2003 reflects the results of operations of NICC for the period from January 1, 2003 through June 26, 2003, plus the results of Dreyer’s Holdings for the 184 days following the June 26, 2003 combination. The Consolidated Statement of Operations for the quarter ended December 27, 2003 reflects the results of operations of Dreyer’s Holdings.

The Consolidated Statement of Operations for the fourth quarter and year ended December 31, 2002 reflects solely the results of operations of NICC for those periods. Because the company’s results for the quarter and year ended December 27, 2003 include the operations of DGIC following the combination on June 26, 2003, these results are not directly comparable with those presented for the prior year periods.

2003 Operating Results

Total net revenues increased $587,530,000, or 97 percent, to $1,190,561,000 for the year ended December 27, 2003 from $603,031,000 for the year ended December 31, 2002. The company reported a net loss available to Class A callable puttable and Class B common stockholders for the year ended December 27, 2003 of $(191,780,000), or $(2.44) per diluted share of common stock, compared to a net loss available to Class B common stockholders of $(70,994,000) or $(1.10) per diluted share of common stock for the year ended December 31, 2002.

The increase in total net revenues for 2003 was primarily due to an increase in net sales of $549,468,000, or 92 percent, driven largely by DGIC operations acquired in the Dreyer’s Nestlé Transaction. Net sales of the company’s branded products increased $322,223,000, or 57 percent, for the year to $882,944,000 driven primarily by the addition of the DGIC company brand portfolio. Net sales of partner brands, products distributed for other manufacturers, increased $227,245,000, or 607 percent, for the year to $264,705,000 driven primarily by the addition of the DGIC partner brand portfolio. Company brands represented 74 percent and partner brands represented 22 percent of total net revenues for the year, compared to 93 percent and six percent, respectively, for 2002.

Other revenues increased $38,062,000, or 785 percent, to $42,912,000 for 2003 which primarily reflects services performed for subsidiaries of CoolBrands International (TSX: COB.A) (CoolBrands) under the provisions of the June 4, 2003 Asset Purchase and Sale Agreement (APA) between the company and Integrated Brands, a subsidiary of Coolbrands. This other revenue consisted primarily of $25,005,000 of revenues received from Integrated Brands for the transitional manufacturing and distribution of divested brands and $14,372,000 of reimbursements received from Eskimo Pie Distribution, a subsidiary of CoolBrands, for the payroll expenses incurred by the company for distribution services in the territories divested to Eskimo Pie Distribution. Other revenues represented four percent of total net revenues for the year, compared to one percent for 2002.

The company’s gross profit increased by $81,379,000 to $185,366,000 for 2003, and represented a 16 percent gross margin compared with a 17 percent gross margin for 2002. The increase in gross profit was primarily due to an increase in total net revenues as a result of the Dreyer’s Nestlé Transaction.

Selling, general and administrative expenses increased by $84,338,000 to $198,152,000 for 2003 and represented 17 percent of total net revenues, compared with $113,814,000, or 19 percent of total net revenues, for 2002. The increase in expenses in 2003 over those in 2002 was primarily driven by the addition of selling, general and administrative expenses from DGIC operations as a result of the Dreyer’s Nestlé Transaction. The increase in 2003 also included stock option compensation expense of $18,632,000, professional fees to support integration and other activities of $4,146,000, various litigation settlement costs of $3,701,000, payroll taxes of $3,054,000 related to stock option exercises and a $2,293,000 increase in depreciation expense resulting from a change in the estimated useful lives of NICC’s financial and distribution data processing systems.

Interest expense increased by $2,270,000, or 124 percent, to $4,103,000 for 2003 from $1,833,000 for 2002, primarily due to the increased borrowing associated with the addition of DGIC operations, partially offset by lower interest rates.

Royalty expense decreased by $2,012,000, or eight percent, to $22,957,000 for 2003 from $24,969,000 for 2002 due to a decrease in sales of products marketed under brands which are licensed to the company.

The company also incurred several other charges for 2003 related to the Dreyer’s Nestlé Transaction and obligations related to the CoolBrands APA, including, among others, severance and retention costs of $51,086,000, a loss on divestiture of certain assets to CoolBrands of $14,941,000, and in-process research and development expense of $11,495,000.

Balance Sheet

The Consolidated Balance Sheet for the company as of December 27, 2003 reflects the addition of the DGIC business at its fair value to the NICC balance sheet on June 26, 2003, the date of the Dreyer’s Nestlé Transaction. The Consolidated Balance Sheet for the company as of December 31, 2002 reflects the balances of NICC.

Chairman’s Comments

T. Gary Rogers, Chairman and CEO of Dreyer’s Holdings, had the following comments on the company’s results for the fourth quarter and full year: “Dreyer’s has made significant progress since closing our combination to accomplish our initial integration efforts with Nestlé’s U.S. frozen dessert business. We have simultaneously put in place several new product and marketing initiatives to capitalize on our newly-combined capabilities. As we move towards the beginning of the 2004 summer ice cream season, we continue to believe that our new business model leaves us very well-positioned to become the industry’s pre-eminent company”.

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Dreyer’s Holdings and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s Holdings in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé’s Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade®, Fruit Bars, Starbucks®, M&M/Mars and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2003 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

Forward-Looking Statements

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefes, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; costs or difficulties related to the company’s combination of DGIC and NICC, including the integration of the operations of those companies, divestiture of assets and compliance with the Federal Trade Commission’s order; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

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DREYER’S GRAND ICE CREAM HOLDINGS, INC.
FOURTH QUARTER AND FISCAL 2003
FINANCIAL RESULTS

Consolidated Statement of Operations
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	Dec. 27, 2003	Dec. 31, 2002	Dec. 27, 2003	Dec. 31, 2002
	(unaudited)
Revenues:
Net sales	$365,191	$103,777	$1,147,649	$598,181
Other revenues	18,884	1,070	42,912	4,850

	384,075	104,847	1,190,561	603,031

Operating costs and expenses:
Cost of goods sold	334,350	102,480	1,005,195	499,044
Selling, general and administrative expense	56,970	20,538	198,152	113,814
Interest, net of amounts capitalized	1,465	322	4,103	1,833
Royalty expense	4,169	4,779	22,957	24,969
Other (income) expense, net	(3,072)	(59)	(2,618)	1,449
Severance and retention expense	5,181		51,086
Goodwill impairment				69,956
In-process research & development			11,495
Loss on divestiture	3,010		14,941

	402,073	128,060	1,305,311	711,065

Loss before income tax benefit	(17,998)	(23,213)	(114,750)	(108,034)
Income tax benefit	7,087	5,447	39,015	37,040

Net loss	(10,911)	(17,766)	(75,735)	(70,994)
Accretion of Class A callable puttable common stock	(59,475)		(116,045)

Net loss available to Class A callable puttable and Class B common stockholders	$(70,386)	$(17,766)	$(191,780)	$(70,994)

Weighted average common shares outstanding – diluted	93,673	64,564	78,681	64,564

Net loss per share of Class A callable puttable and Class B common stock	$(.75)	$(.28)	$(2.44)	$(1.10)

Dividends declared per share of Class A callable puttable and Class B common stock	$.06		$.18

Condensed Consolidated Balance Sheet
(In thousands)

	Dec. 27, 2003	Dec. 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$1,623	$2,435
Receivables	121,961	56,397
Inventories	148,426	52,711
Prepaid expenses and other	37,723	2,811
Income taxes refundable	18,283
Taxes receivable due from affiliates	12,236	16,943
Deferred income taxes	17,265	7,890

Total current assets	357,517	139,187
Property, plant and equipment, net	392,613	211,248
Other assets	20,735	21,961
Goodwill and other intangibles, net	2,320,558	381,740

Total assets	$3,091,423	$754,136

Liabilities, Class A callable puttable common stock and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$189,719	$62,184
Current portion of long-term debt	2,143	73,142

Total current liabilities	191,862	135,326
Long-term debt, less current portion	149,286
Long-term stock option liability	135,121
Other long-term obligations	18,207	2,813
Deferred income taxes	81,065	7,332

Total liabilities	575,541	145,471
Class A callable puttable common stock	1,903,314
Stockholders’ equity	612,568	608,665

Total liabilities, Class A callable puttable common stock, and stockholders’ equity	$3,091,423	$754,136

Conference Call

Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Friday, March 12, 2004, at 10:00 a.m. EDT (7:00 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.